FIRST AMENDMENT TO LETTER OF CREDIT REIMBURSEMENT AGREEMENT

THIS FIRST AMENDMENT TO LETTER OF CREDIT REIMBURSEMENT AGREEMENT (this “Amendment”) is dated as of June 14, 2019 and is executed and delivered by and between REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company” and a “Credit Party”), and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (the “Lender”). Except as otherwise set forth herein, all capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Reimbursement Agreement (as defined below and as amended by this Amendment).

RECITALS

A.    Reference is made to that certain Letter of Credit Reimbursement Agreement, dated as of May 17, 2017, by and between the Company and the Lender (as may be amended, restated, amended and restated, modified, supplemented or extended from time, the “Reimbursement Agreement”).

B.    The Company has requested certain amendments to the Reimbursement Agreement as provided herein and the Lender has agreed to these requests, but only upon and subject to the terms and conditions set forth herein.

AGREEMENT

1.    Amendment. Effective upon satisfaction of the conditions precedent set forth in Section 2 below, the Reimbursement Agreement is hereby amended in its entirety as set forth in Annex I attached hereto. As so amended, the Reimbursement Agreement shall continue in full force and effect.
2.    Effectiveness; Conditions Precedent. This Amendment shall be effective on the date hereof upon the satisfaction of the following conditions precedent:
(a)    the Lender’s receipt of executed counterparts of this Amendment, sufficient in number for distribution to the Lender and the Company;

(b)    the Lender’s receipt of a customary certificate duly executed by an authorized officer of the Company, attaching (i) a copy of the articles of incorporation of the Company duly certified by the Secretary of State of the State of Missouri as of a recent date; (ii) a copy of the by-laws of the Company, duly certified by an authorized officer of the Company as being in full force and effect; (iii) a copy of the Company’s resolutions certified by an authorized officer of the Company authorizing the Company to enter into this Amendment and the transactions contemplated by the Facility Documents to which the Company is a party and evidencing the authority of the officer(s) named therein to sign this Amendment, the Facility Documents and such other documents on behalf of the Company as the Lender shall require; (iv) a certificate of incumbency and specimen signatures of the authorized signers of the Facility Documents issued by the secretary or assistant secretary of the Company; and (v) a certificate of good standing duly certified by the Secretary of State of the State of Missouri;

(c)    the representations and warranties set forth in Section 3 hereof shall be true and correct in all respects on and as of the date hereof; and

(d)    the Lender’s receipt payment in full of all fees and expenses invoiced and due to the Lender in connection with this Amendment and the other Facility Documents.

1

The satisfaction of the conditions precedent specified in this Section 2 and the effectiveness of this Amendment shall be confirmed by the Lender to the Company upon satisfaction.

3.    Representations and Warranties. The Company hereby represents and warrants to the Lender as follows:

(a)     as of the date hereof, after giving effect to this Amendment, no Default exists;

(b)     the representations and warranties of the Credit Parties contained in Article V of the Reimbursement Agreement are true and correct in all respects on and as of the date hereof except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(c)    this Amendment has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law; and

(d)    the execution, delivery and performance by the Company of this Amendment has been duly authorized by all necessary corporate action, and do not (a) contravene the terms of any of the Company’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which the Company is a party or affecting the Company or the properties of the Company or any of its Material Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or its property is subject; or (c) violate any Law.

4.    Severability. If any provision of this Amendment or the other Facility Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Facility Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The terms of Sections 9.13(b), (c) and (d) and Section 9.14 of the Reimbursement Agreement with respect to submission of jurisdiction, waiver of venue, service of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties agree to such terms.

6.    Reference to and Effect on Facility Documents. As of the effective date of the Amendment and thereafter, each reference in Reimbursement Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the other Facility Documents to the Reimbursement Agreement (including, without limitation, by means of words like “thereunder,” thereof” and words of like import), shall mean and be a reference to the Reimbursement Agreement as amended hereby, and this Amendment and the Reimbursement Agreement shall be read together and construed as a single instrument. Except as expressly modified hereby, the terms and provisions of the Reimbursement Agreement and each

2

Facility Document shall remain in full force and effect and is hereby ratified and confirmed in all respects by the Company. This Amendment is a Facility Document. The execution, delivery and effectiveness of this Amendment shall neither operate as a waiver of any rights, power or remedy of the Lender under any of the Facility Documents nor constitute a waiver of any provision of any of the Facility Documents.

7.    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Facility Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 2, this Amendment shall become effective when it shall have been executed by both parties. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment. The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.     Guaranty Ratification. The Company reaffirms its obligations under Article X (Continuing Company Guaranty) of the Reimbursement Agreement and certifies that the Company Guaranty remains in full force and effect.

Signature pages follow.

3

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first written above.

REINSURANCE GROUP OF AMERICA, INCORPORATED, as the Company

By:	/s/Jeffrey A. Boyer
	Name:	Jeffrey A. Boyer
	Title:	Vice President and Assistant Treasurer

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as the Lender
By:	/s/Frederic Bambuck
	Name:	Frederic Bambuck
	Title:	Director
By:		/s/Thibault Berger
	Name:	Thibault Berger
	Title:	Director

REINSURANCE GROUP OF AMERICA, INCORPORATED
FIRST AMENDMENT TO LETTER OF CREDIT REIMBURSEMENT AGREEMENT

ANNEX I

Letter of Credit Reimbursement Agreement

See attached.

1

ANNEX I TO FIRST AMENDMENT

$500,000,000
LETTER OF CREDIT REIMBURSEMENT AGREEMENT
Dated as of May 17, 2017
between
REINSURANCE GROUP OF AMERICA, INCORPORATED,
as a Credit Party, and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Lender

TABLE OF CONTENTS
Page
SCHEDULES

9.02    Lender’s Office; Certain Addresses for Notices
EXHIBITS
Form of
A    Compliance Certificate
B    Letter of Credit Application
C    Credit Party Request and Assumption Agreement
D    Credit Party Notice

i

TABLE OF CONTENTS

10.05	Subrogation	75
10.06	Termination; Reinstatement	76
10.07	Subordination	76
10.08	Stay of Acceleration	76
10.09	Condition of Guaranteed Credit Parties	76

LETTER OF CREDIT REIMBURSEMENT AGREEMENT
This LETTER OF CREDIT REIMBURSEMENT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of May 17, 2017, between REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company” and a “Credit Party”), and each other Credit Party made a party to this Agreement pursuant to Section 2.10 and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (the “Lender”).
WHEREAS, the Company has requested that the Lender provide a letter of credit facility and the Lender is willing to provide such facility on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1

Article I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Adjusted Consolidated Net Worth” means, at any time, without duplication, Consolidated Net Worth less consolidated Mandatorily Redeemable Stock (except to the extent deducted in calculating Consolidated Net Worth) plus the aggregate outstanding amount of Hybrid Securities not in excess of the Hybrid Exclusion Amount, in each case, as of such time. Additionally, any mezzanine equity, Perpetual Preferred Stock or other securities issued from time to time by the Company or an affiliated special purpose entity will be accorded the same treatment as given by S&P to such mezzanine equity, Perpetual Preferred Stock or other securities. For the purpose of calculating Adjusted Consolidated Net Worth, Hybrid Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Securities as of the later of (x) the date of such Hybrid Securities’ issuance or (y) the Closing Date.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Alternative Currency” means each of Euro, British Pound Sterling, Japanese Yen, Hong Kong Dollars, Australian Dollars and Canadian Dollars and each other currency (other than U.S. Dollars) that is approved in accordance with Sections 1.08 and 1.09.
“Alternative Reserve Agreements” means documentation and commitments relating to a transaction entered into by the Company and/or its Subsidiaries to finance the regulatory or operational requirements, including regulatory reserve collateral requirements, of an Insurance Company or a Risk Counterparty, including, but not limited to: (i) the creation and financing of Special Subsidiaries or Risk Counterparties, (ii) the creation and financing of special purpose entities, (iii) entering into reinsurance arrangements or longevity protection agreements with affiliated and non-affiliated parties, (iv) the issuance of notes, securities, guaranteed interest contracts or other obligations to affiliated and non-affiliated parties, (v) entering into financial guarantee policies, derivative agreements, securities lending agreements, letter of credit facilities or other obligations, and/or (vi) the making of agreements ancillary to the above.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act and the UK Bribery Act 2010, The Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act), as amended, the Money Laundering Control Act of 1986, as amended, any other anti-money laundering laws or regulations enforced by the Financial Crimes Enforcement Network or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, as amended from time to time.

“Applicable Insurance Regulatory Authority” means, for any Insurance Company, an insurance commission or similar administrative authority or agency to which such Person is subject.
“Applicable Rate” means, for any day, as to the Commitment Fee and the Letter of Credit Fees payable hereunder, as the case may be, the applicable percentages per annum determined by reference to the Credit Ratings and Utilization Percentage applicable on such day, as set forth below from Moody’s and S&P:

Pricing Level	Credit Rating	Utilization Percentage	Commitment Fee	Letter of Credit Fee
1	≥A+ / A1	≥ 75%	0.15%	0.40%
		< 75%	0.15%	0.50%
2	A / A2	≥ 75%	0.15%	0.50%
		< 75%	0.15%	0.60%
3	A- / A3	≥ 75%	0.15%	0.50%
		< 75%	0.15%	0.60%
4	BBB+ / Baa1	≥ 75%	0.20%	0.80%
		< 75%	0.20%	0.90%
5	≤BBB / Baa2	≥ 75%	0.30%	1.10%
		< 75%	0.30%	1.20%

Initially, the Applicable Rate shall be determined based upon Pricing Level 3.
Notwithstanding anything herein to the contrary:
(a)    if the respective Credit Ratings issued by Moody’s and S&P differ by one level, then the Pricing Level for the higher of such Credit Ratings shall apply (with the Credit Rating for Pricing Level 1 being the highest and the Credit Rating for Pricing Level 5 being the lowest);
(b)    if the respective Credit Ratings issued by Moody’s and S&P differ by more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Credit Rating shall apply;
(c)    if only one of Moody’s and S&P shall have in effect a Credit Rating, then the Pricing Level shall be determined by reference to the available Credit Rating; and
(d)    if neither Moody’s nor S&P shall have in effect a Credit Rating, then pricing level 5 shall apply.
Each change in the Applicable Rate resulting from a publicly announced change in the Credit Rating or a change in the Utilization Percentage after the Closing Date shall be effective during the period commencing on the date of the public announcement of such change in the Credit Rating or the date of such change in the Utilization Percentage, as the case may be, and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody’s or S&P shall change, or if either Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Company and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Credit Rating Agency and, pending the effectiveness of any such amendment or replacement, for purposes of determining the Applicable Rate, the Credit Rating of the affected Credit Rating Agency shall be deemed to the Credit Rating of such Credit Rating Agency as most recently in effect prior to such change or cessation.
“Approved LC Account Party” means each of the Company and each Wholly Owned Subsidiary, whether created before, on or after the date of this Agreement.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Consolidated Subsidiaries, including the notes thereto.
“Australian Dollar” means the lawful currency of Australia.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the date that is one year before the Maturity Date, (b) the date of termination of the Commitment pursuant to Section 2.03, and (c) the date of termination of the Commitment pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, at any time, the higher of (a) 0.00%, (b) the rate per annum established by the Lender from time to time as the reference rate for short-term commercial loans in U.S. Dollars to domestic corporate borrowers (which the Company acknowledges is not necessarily the Lender’s lowest rate), and (c) the NYFRB Rate plus 0.50%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the rate specified in clause (b) above or the NYFRB Rate.
“Basel III” means (a)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III.”
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“British Pound Sterling” means the lawful currency of the United Kingdom.
“Business Day” means any day (other than a Saturday or Sunday) on which the Lender is open for commercial banking business in New York, New York.
“Canadian Dollar” means the lawful currency of Canada.
“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capitalized lease
“Cash Collateralize” means to pledge and deposit with or deliver to the Lender as collateral for Letter of Credit Obligations, cash or deposit account balances or, if the Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support and, for the avoidance of doubt, Cash Collateral for any outstanding Letter of Credit may be denominated only in U.S. Dollars.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided, however that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each of clause (x) and (y) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued or the date implemented by the Lender (even if implemented prior to the absolute date such implementation is required by such Change in Law).
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by the holders of the Company’s equity interests in accordance with the Company’s organizational documents (in effect as of the date of the First Amendment) and was not formally opposed by the board of directors or equivalent governing body of the Company.
“Closing Date” means May 17, 2017.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means the commitment of the Lender to issue Letters of Credit pursuant to Section 2.01(a), as such amount is increased or decreased from time to time pursuant to Section 2.03. The initial amount of the Commitment is $500,000,000 as of the Closing Date.
“Commitment Fee” has the meaning specified in Section 2.05(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” has the meaning specified in the introductory paragraph hereto.
“Company Guaranty” means the Company Guaranty made by the Company in favor of the Lender as set forth in Article X.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
“Consolidated Indebtedness” means, at any time, the consolidated Indebtedness of the Company and its Consolidated Subsidiaries determined in accordance with GAAP as of such time and, to the extent not otherwise included as consolidated Indebtedness of the Company and its Consolidated Subsidiaries, Guaranties by the Company or any Consolidated Subsidiary of any funded Indebtedness of a Subsidiary that is not a Consolidated Subsidiary; provided, however, for purposes of calculating the covenant contained in Section 7.10(b), Consolidated Indebtedness shall not include (i) the obligation of the Company or any Subsidiary under letters of credit and under Guaranties of reimbursement obligations with respect to such letters of credit to the extent undrawn (or, if a demand has been made under any such letter of credit, then Consolidated Indebtedness shall not include the portion of the demanded amount that has been repaid), (ii) the obligation of the Company or any Subsidiary under any Insurance Subsidiary Guaranty to the extent no demand has been made or deemed made on such Insurance Subsidiary Guaranty (or, if a demand has been made under such Insurance Subsidiary Guaranty, to the extent the demanded amount has been paid), (iii) the aggregate outstanding Indebtedness evidenced by Hybrid Securities to the extent such Indebtedness does not exceed the Hybrid Exclusion Amount, (iv) Indebtedness under Alternative Reserve Agreements to the extent neither S&P nor Moody’s includes indebtedness under such Alternative Reserve Agreements as financial leverage, (v) any additional mezzanine equity, Perpetual Preferred Stock or other securities issued from time to time by the Company or an affiliated special purpose entity to the extent that they are treated as equity by S&P, (vi) Indebtedness related to Swap Contracts, (vii) Indebtedness related to repurchase and reverse repurchase agreements and (viii) Indebtedness related to obligations under securities lending transactions. For the purpose of calculating Consolidated Indebtedness, Hybrid Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Securities as of the later of (x) the date of such Hybrid Securities’ issuance or (y) the Closing Date.
“Consolidated Net Worth” means, at any time, without duplication, the consolidated stockholders’ equity of the Company and its Consolidated Subsidiaries (without any adjustments included in “accumulated other comprehensive income or loss” according to FASB ASC 220).
“Consolidated Subsidiary” means, with respect to any Person at any time, any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements at such time.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means the issuance of a Letter of Credit or extension of the expiry date thereof, or the increase of the amount thereof.
“Credit Party” means the Company and any Approved LC Account Party made a party to this Agreement pursuant to Section 2.10.
“Credit Rating” means a rating from time to time established by a Credit Rating Agency of the Company’s non-credit-enhanced, senior unsecured long-term indebtedness.
“Credit Rating Agency” means each of Moody’s and S&P.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender Event” means the occurrence of any event pursuant to which the Lender (a) no longer is a NAIC Approved Bank or receives any notification that it (at that time or in the future) will no longer be a NAIC Approved Bank, (b) has notified the Company that it does not intend to comply with its obligations to issue Letters of Credit hereunder, or has made a public statement to that effect (unless such writing or public statement relates to the Lender’s obligation to issue a Letter of Credit hereunder and states that such position is based on the Lender’s determination that a condition precedent to issuance of such Letter of Credit (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has failed, within three Business Days after written request by the Company, to confirm in writing to the Company that it will comply with its obligations to issue Letters of Credit hereunder (provided that such Defaulting Lender Event shall cease to exist pursuant to this clause (c) upon receipt of such written confirmation by the Company).
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Disclosure Letter” means the letter provided by the Credit Parties to the Lender as of the Closing Date.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.
“Early Termination Event” means a decision by the Company to terminate this Agreement at any time within the first two years from the date hereof other than following (i) a change in law or regulation that makes the use of Letters of Credit issued under this Agreement unlawful or (ii) the occurrence of a Defaulting Lender Event.
“Early Termination Fee” has the meaning specified in Section 2.05(b).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Effective Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes that are imposed on or measured by net income (however denominated, including as minimum or alternative minimum taxes) or that are franchise, capital stock, net worth or registration Taxes or branch profits Taxes, or similar Taxes that may be based on gross income, but not gross receipts, in each case (i) imposed as a result of the Lender being organized under the Laws of, or having its principal office or Lending Office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a L/C Obligation or Commitment pursuant to a Law in effect on the date on which (i) the Lender acquires such interest in the L/C Obligation or Commitment or (ii) the Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Lending Office, (c) Taxes attributable to Lender’s failure to comply with Section 3.01(d), and (d) any Taxes imposed under FATCA.
“Excluded Swap Obligation” means, with respect to the Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of the Guarantor of , or the grant by the Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of the Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Existing Guaranty” means (a) any Guaranty outstanding on the Closing Date, to the extent described in the Disclosure Letter, and (b) any Guaranty that constitutes a renewal, extension or replacement of an Existing Guaranty, but only if (i) at the time such Guaranty is entered into and immediately after giving effect thereto, no Default would exist, (ii) such Guaranty is binding only on the obligor or obligors under the Guaranty so renewed, extended or replaced, (iii) the principal amount of the obligations Guaranteed by such Guaranty does not exceed the principal amount of the obligations Guaranteed by the Guaranty so renewed, extended or replaced at the time of such renewal, extension or replacement and (iv) the obligations Guaranteed by such Guaranty bear interest at a rate per annum not exceeding the rate borne by the obligations Guaranteed by the Guaranty so renewed, extended or replaced except for any increase that is commercially reasonable at the time of such increase.
“Facility Documents” means this Agreement, each Issuer Document and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.11 of this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement between the United States and any other jurisdiction implementing the foregoing (or any treaty, law, regulation or other official guidance enacted in any jurisdiction relating to any of the foregoing).
“First Amendment” means that certain First Amendment to Letter of Credit Reimbursement Agreement, dated as of June 14, 2019.
“Foreign Lender” has the meaning specified in Section 3.01(d).
“Foreign Obligor” means a Credit Party that is a Foreign Subsidiary.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” or “Guaranty” means, as to any Person, any obligation, contingent or otherwise, of such Person (a) to pay any Liability of any other Person or to otherwise protect the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (b) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Credit Party” means each Credit Party other than the Company.
“Guarantor” means the Company, in its capacity as a guarantor under Article X of this Agreement.
“Hong Kong Dollar” means the lawful currency of Hong Kong.
“Honor Date” has the meaning specified in Section 2.01(c).
“Hybrid Exclusion Amount” means, on the date of determination, an amount equal to 15% of the sum of (i) the Hybrid Securities outstanding on such date, (ii) Consolidated Indebtedness as of such date (excluding, to the extent otherwise included, Hybrid Securities) and (iii) the Consolidated Net Worth as of such date (excluding, to the extent otherwise included, Hybrid Securities). For the purpose of determining the Hybrid Exclusion Amount, Hybrid Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Securities as of the later of (x) the date of such Hybrid Securities’ issuance or (y) the Closing Date.
“Hybrid Securities” shall mean, at any time, trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by the Company or any other Credit Party that (i) are accorded equity treatment by S&P and (ii) that, by their terms (or by the terms of any security into which they are convertible for or which they are exchangeable) or upon the happening of any event or otherwise, do not mature or are not mandatorily redeemable or are not subject to any mandatory repurchase requirement, at any time on or prior to the date which is six months after the Maturity Date.
“Indebtedness” of any Person means, without duplication, (in each case, whether such obligation is with full or limited recourse) (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business, (d) the capitalized amount of a Capitalized Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (e) any Mandatorily Redeemable Stock of such Person owned by any Person other than such Person or a Wholly Owned Subsidiary of such Person (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference of and the amount payable upon redemption of such Mandatorily Redeemable Stock), (f) any obligation, contingent or otherwise, of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or Guaranty issued by such other Person other than any such reimbursement obligation in respect of performance bonds and letters of credit to provide security for worker’s compensation claims incurred in the ordinary course of business to the extent that such reimbursement obligation does not remain outstanding after it becomes non contingent, (g) net obligations under any Swap Contract, (h) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person and (i) any Indebtedness of others Guaranteed by such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Facility Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitee” has the meaning specified in Section 9.04(b).
“Information” has the meaning specified in Section 9.07.
“Insurance Company” means any Subsidiary which is engaged primarily in the underwriting of insurance or reinsurance.
“Insurance Subsidiary Guaranty” means any Guaranty issued by the Company or a Subsidiary guaranteeing the liability of any Insurance Company in connection with (a) any reinsurance underwritten by such Insurance Company, (b) an Alternative Reserve Agreement (other than any Alternative Reserve Agreement that is non-recourse to the Company or any Subsidiary) or (c) any reinsurance, insurance or Swap Contract transaction, or other transaction with similar economic characteristics to any of such transactions.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and a Credit Party or in favor of the Lender and relating to such Letter of Credit.
“Japanese Yen” means the lawful currency of Japan.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, treaties, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority.
“Lender” has the meaning specified in the introductory paragraph.

“Lending Office” means, with respect to any Letter of Credit, the office or branch of the Lender or any of its Affiliates that is issuing or confirming such Letter of Credit.
“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in U.S. Dollars or in an Alternative Currency, as specified by the applicable Credit Party. Each such Letter of Credit shall be issued in a form that complies with regulatory requirements applicable to the Credit Parties.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit substantially in the form of Exhibit B.
“Letter of Credit Fee” has the meaning specified in Section 2.01(g).
“Letter of Credit Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Liability” of any Person means (in each case, whether with full or limited recourse) any Indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortuous, liquidated or unliquidated, whether arising under contract, applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement which results in a limitation in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s Equity Interests to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other Obligation of such Person, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings or (b) convertible into Mandatorily Redeemable Stock, in each case, prior to the date that is 91 days after the Maturity Date.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties or financial condition of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any of the Facility Documents (unless such impairment is a result of the Lender’s affirmative actions or omissions) or of the ability of any Credit Party to perform its obligations under any Facility Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Facility Document to which it is a party.
“Material Subsidiary” means any Credit Party and any other Subsidiary as to which (a) the aggregate gross revenues of itself and its Subsidiaries (as determined on a consolidated basis in accordance with GAAP) for its most recently ended fiscal year are greater than or equal to 10% of the aggregate gross revenues of the Company and its Consolidated Subsidiaries (as determined on a consolidated basis in accordance with GAAP) for such fiscal year or (b) the aggregate equity capital of itself and its Subsidiaries (as determined on a consolidated basis in accordance with GAAP) at such time are greater than or equal to 10% of the aggregate equity capital of the Company and its Subsidiaries (as determined on a consolidated basis in accordance with GAAP) at such time.
“Maturity Date” means May 17, 2022.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of all outstanding Letters of Credit, (b) with respect to any Letter of Credit denominated in an Alternative Currency that is Cash Collateralized in U.S. Dollars, 103% of the U.S. Dollar Equivalent of such Letter of Credit, and (c) otherwise, an amount determined by the Lender in its reasonable discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“NAIC Approved Bank” means any Person that is a bank or other financial institution listed on the most current “Bank List” of banks or other financial institutions approved by the NAIC.
“Non-Recourse Subsidiary” means a Subsidiary of the Company that (a) has not guaranteed any Indebtedness of a Credit Party, (b) does not have any Indebtedness that has been guaranteed by a Credit Party and (c) is not a Material Subsidiary.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Effective Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Lender from a federal funds broker of recognized standing selected by it; provided further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Facility Document or otherwise with respect to any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the definition of “Obligations” shall exclude any Excluded Swap Obligations of the Guarantor for purposes of determining obligations of the Guarantor in its capacity as a Guarantor.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Commitment or Facility Document).
“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Amount” means, with respect to any Letter of Credit Obligations on any date, the U.S. Dollar Equivalent amount of the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Euro borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participating Member State” means each state so described in any EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Guaranty” means (a) any Guaranty that (i) is an endorsement of a check for collection in the ordinary course of business, (ii) constitutes Indebtedness permitted under Section 7.03, or (iii)  is an Insurance Subsidiary Guaranty or (b) any reinsurance, insurance or Swap Contract transaction, or other transaction with similar economic characteristics to any of such transactions.
“Permitted Liens” means
(a)    any Lien securing and only securing the obligations of one or more Credit Parties under the Facility Documents;
(b)    any Lien securing a tax, assessment or other governmental charge, fee or levy or the claim of a materialman, mechanic, repairman, artisan, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business, but only if (i) payment thereof is not overdue by more than 30 days or shall not at the time be required to be made in accordance with Section 6.04(a) or (ii) any such Lien does not in the aggregate materially detract from the value of the Company’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary;
(c)    any Lien on the properties and assets of a Subsidiary of any Credit Party securing an obligation owing to such Credit Party;
(d)    any Lien consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, social security or similar Laws or regulations and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(e)    any Lien arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings, but only if and so long as the execution or other enforcement thereof is not unstayed for more than 30 days;
(f)    any Lien existing on (i) any property or asset of any Person at the time such Person becomes a Subsidiary or (ii) any property or asset at the time such property or asset is acquired by the Company or a Subsidiary, but only, in the case of either (i) or (ii), if and so long as (A) such Lien was not created in contemplation of such Person becoming a Subsidiary or such property or asset being acquired, (B) such Lien is and will remain confined to the property or asset subject to it at the time such Person becomes a Subsidiary or such property or asset is acquired and to fixed improvements thereafter erected on such property or asset, (C) such Lien secures only the obligation secured thereby at the time such Person becomes a Subsidiary or such property or asset is acquired and (D) the obligation secured by such Lien is not in default;
(g)    any Lien in existence on the Closing Date to the extent set forth in the Disclosure Letter, but only, in the case of each such Lien, to the extent it secures an obligation outstanding on the Closing Date to the extent set forth in such Disclosure Letter;
(h)    any Lien constituting a renewal, extension or replacement of a Lien constituting a Permitted Lien by virtue of clauses (f) and (g) of this definition, but only if (i) at the time such Lien is granted and immediately after giving effect thereto, no Default would exist, (ii) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to fixed improvements thereafter erected on such property or asset and (iii) the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligations secured by the Lien so renewed, extended or replaced;
(i)    nonconsensual Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for Investment;
(j)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Credit Parties in excess of those set forth by regulations promulgated by the Board of Governors of the United States Federal Reserve System, and (ii) such deposit account is not intended by the Credit Parties or any Subsidiary to provide collateral to the depository institution;
(k)    Liens consisting of deposits made by any Insurance Company with the insurance regulatory authority in its jurisdiction of formation or other statutory Liens or Liens or claims imposed or required by applicable insurance Law or regulation against the assets of any Insurance Company, in each case in favor of all policyholders of such Insurance Company and in the ordinary course of such Insurance Company’s business;

(l)    any Lien on (i) Investments, cash flows and cash balances of any Subsidiary in connection with an Alternative Reserve Agreement, and (ii) Investments, cash flows and cash balances of any Special Subsidiary (including the Equity Interests of such Special Subsidiary) in each case, securing obligations of such Subsidiary and such Special Subsidiary in connection with an Alternative Reserve Agreement;
(m)    any Lien on Investments, cash flows and cash balances of the Company to secure its obligations to a Special Subsidiary or any Subsidiary in connection with an Alternative Reserve Agreement;
(n)    any Lien on Investments, cash flows and cash balances of any Subsidiary (other than any Equity Interests of any Subsidiary) or on cash balances of the Company securing obligations of such Person in respect of (i) letters of credit obtained in the ordinary course of business to support reinsurance liabilities of any Insurance Company, (ii) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by any Insurance Company, or (iii) other security arrangements in connection with reinsurance agreements or regulatory requirements;
(o)    to secure Indebtedness of the Company or any Subsidiary permitted under Section 7.03 or other obligations, in each case incurred in connection with Alternative Reserve Agreements, any Lien on the following:
(i)    Investments and cash balances of the Company or any Subsidiary party to such Alternative Reserve Agreements;
(ii)    the Company’s or a Subsidiary’s rights in such Alternative Reserve Agreements and other agreements executed in connection therewith; and
(iii)    the Equity Interests of any Special Subsidiary party to such Alternative Reserve Agreements;
(p)    Liens securing repayment of funds advanced to the Company and its Subsidiaries under custody agreements, securities lending arrangements, repurchase and reverse repurchase agreements, securities clearing agreements and similar arrangements entered into in the ordinary course of business including Alternative Reserve Agreements;
(q)    Liens securing the obligations of the Company or any Subsidiary under or in connection with a Swap Contract;
(r)    Liens in connection with any repurchase or reverse repurchase agreement, buy-sell agreement, customer account agreement or similar agreement or instrument on assets or property transferred by the Company or any Subsidiary thereunder, securing the obligation of the Company or such Subsidiary to repurchase or buy such assets or property as well as its other obligations under such repurchase or reverse repurchase agreement, buy/sell agreement, customer account agreement or similar agreement or instrument;

(s)    Liens in favor of the Federal Home Loan Bank (the “FHLB”) to secure loans made by the FHLB to the Company or any Subsidiary in the ordinary course of business;
(t)    easements, zoning restrictions, rights-of-way, covenants, conditions, restrictions and other matters of public record, including liens for taxes and assessments and utility charges and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Credit Party;
(u)    Liens on any real property and personal property relating thereto securing Indebtedness in respect of which (i) the recourse of the holder of such Indebtedness (whether direct or indirect and whether contingent or otherwise) under the instrument creating the Lien or providing for the Indebtedness secured by the Lien is limited to such real property and personal property relating thereto directly securing such Indebtedness or (ii) such holder may not under the instrument creating the Lien or providing for the Indebtedness secured by the Lien collect by levy of execution or otherwise against assets or property of such Credit Party (other than such real property and personal property relating thereto directly securing such Indebtedness) if such Credit Party fails to pay such Indebtedness when due and such holder obtains a judgment with respect thereto, except for recourse obligations that are customary in “non-recourse” real estate transactions;
(v)    Liens arising out of any real estate purchase, sale/leaseback transactions or rights of tenants, parties under any lease, sublease or ground lease; and
(w)    Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of Indebtedness secured thereby does not exceed at the time of the incurrence of any such Indebtedness, the greater of $600,000,000 or 8% of Consolidated Net Worth as of the most recent quarterly or annual financial statements of Company.
“Perpetual Preferred Stock” means preferred stock issued from time to time by the Company or an affiliated special purpose entity which preferred stock is not redeemable at the option of the holder thereof.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Preferred Securities” shall mean any preferred Equity Interests of a Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common Equity Interests of any other class of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Restricted Payment” means any dividend or other distribution with respect to any Equity Interest of any Credit Party, or any payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Credit Party’s stockholders, partners or members (or the equivalent Person thereof). For purposes of this definition, a “dividend”, “distribution” or “payment” shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively), but shall not include the issuance by a Credit Party to the holder of a class or series of a class of any Equity Interest of the same class and, if applicable, series, other than, in any case, Mandatorily Redeemable Stock.
“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the Lender under any Letter of Credit denominated in an Alternative Currency, and (d) such additional dates as the Lender shall determine in its commercially reasonable discretion.
“Risk Counterparty” means a third party that either is (a) engaged in the business of writing insurance or reinsurance or (b) a pension fund or similar entity.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.
“Sanction(s)” means any economic or financial sanctions or trade embargoes imposed, administered or enforced, from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Special Subsidiary” means a Wholly Owned Subsidiary, established or utilized to facilitate transactions pursuant to any Alternative Reserve Agreement, that exclusively or primarily insures the risks of an Affiliate.
“Specified Indebtedness” as used in Section 8.01(e) hereof means any particular Indebtedness or Guarantee other than (a) any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts, and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $175,000,000 or less, (b) Indebtedness hereunder, (c) a Swap Contract or (d) Indebtedness under any reinsurance or insurance transaction, or any other transaction with similar economic characteristics, so long as the payment default or acceleration thereunder is being contested in good faith.
“Spot Rate” for a currency means the rate determined by the Lender to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Lender may obtain such spot rate from another financial institution designated by the Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in and Alternative Currency.
“subsidiary” means, with respect to any Person, any corporation or other entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other person performing similar functions are at the time directly or indirectly owned by such Person.
“Subsidiary” means a subsidiary of a Credit Party.
“Swap Obligation” means, with respect to the Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, stable value contracts, swaps designed to cover mortality, longevity or morbidity risks associated with life insurance, annuities or pensions or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” means all present or future taxes, levies, imposts, deductions, withholdings, assessments, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Outstandings” means the aggregate Outstanding Amount of all Letter of Credit Obligations.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” means the amount of any unreimbursed drawing under a Letter of Credit.
“U.S. Dollar” and “$” mean lawful money of the United States.
“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.
“Utilization Percentage” means, at any time, the ratio, expressed as a percentage, of (a) the Total Outstandings at such time, to (b) the Commitment in effect at such time.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the Equity Interests of which (except directors’ qualifying shares) are, directly or indirectly, owned or Controlled by such Person or one or more Wholly Owned Subsidiaries of such

Person or by such Person and one or more of such Subsidiaries; unless otherwise specified, “Wholly Owned Subsidiary” means a Wholly Owned Subsidiary of the Company.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Facility Document, unless otherwise specified herein or in such other Facility Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Facility Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Facility Document, shall be construed to refer to such Facility Document in its entirety and not to any particular provision thereof, (iv) all references in a Facility Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Facility Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Facility Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Document.

1.03    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries (including Hybrid Securities that are given equity treatment) shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 (or any other Financial Accounting Standard having a similar result or effect) on financial liabilities shall be disregarded. Hybrid Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Securities as of the later of (x) the date of such Hybrid Securities’ issuance or (y) the Closing Date. Notwithstanding anything to the contrary contained in this Section 1.03(a) or in the definition of “Capitalized Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute capital leases in conformity with GAAP on the Closing Date shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Facility Document shall be made or delivered, as applicable, in accordance therewith.
(a)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Facility Document, and either the Company or the Lender shall so request, the Lender and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(b)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
1.04    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the U.S. Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the U.S. Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Exchange Rates; Currency Equivalents. The Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of the Facility Documents shall be such U.S. Dollar Equivalent amount as so determined by the Lender.
1.08    Change of Currency. (a) Each obligation of the Lender to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.
(a)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time reasonably specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(b)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lender may from time to time reasonably specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.09    Additional Alternative Currencies. (a) The Company may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. Such request shall be subject to the approval of the Lender (such approval not to be unreasonably withheld or delayed).
(a)    Any such request shall be made to the Lender not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Lender).
(b)    The Lender shall notify the Company within five Business Days of receipt of such request if it consents, in its sole discretion, to such requested currency. If the Lender consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.
Article II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein and upon the delivery of a duly completed Letter of Credit Application by the Company in accordance with subsection (b)(i) below, the Lender agrees, (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in U.S. Dollars or an Alternative Currency for the account of the Company on behalf of any Approved LC Account Party, or for the account of any other Credit Party on its own behalf, and to amend or extend Letters of Credit previously issued by it, all in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit, provided that after giving effect to any Credit Extension with respect to any Letter of Credit, the Total Outstandings at any time shall not exceed the Commitment at such time. Each request by a Credit Party for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Credit Party that the Credit Extension so requested complies with the conditions set forth in the proviso to the first sentence of this paragraph. Within the foregoing limits, and subject to the terms and conditions hereof, the Credit Parties’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Credit Parties may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    The Lender shall not issue or extend any Letter of Credit, if:
(A)    subject to Section 2.01(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless otherwise approved by the Lender; or
(B)    the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless otherwise approved by the Lender.
(iii)    The Lender shall not be under any obligation to issue or extend any Letter of Credit if:
(A)    (I) there exists any order, judgment or decree of any Governmental Authority or arbitrator which purports by its terms to enjoin or restrain the issuance or extension of such Letter of Credit;
(I)    any Law applicable to the Lender or any requirement or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over it shall prohibit, or require that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular;

(II)    any Law applicable to the Lender or any requirement or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over it shall impose upon it with respect to such Letter of Credit any restriction or reserve (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date;
(III)    any Law applicable to the Lender or any requirement or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over it shall impose upon it any unreimbursed loss, cost or expense which was not applicable in effect or known to it as of the Closing Date;
(B)    the issuance of such Letter of Credit would violate one or more commercially reasonable policies of the Lender applicable to letters of credit generally; provided, however, that the Lender shall use commercially reasonable efforts to cooperate with the Company in order to issue or extend such Letter of Credit; provided further that it being understood that notwithstanding anything to the contrary contained herein or any other Facility Document, the Lender shall not issue or extend any Letter of Credit covering, involving, related to, with respect to, or otherwise in connection with, a Swap Contract;
(C)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;
(D)    except as otherwise agreed by the Lender, such Letter of Credit is to be denominated in a currency other than U.S. Dollars or an Alternative Currency; or
(E)    any Default exists or would result (as provided in Section 4.02(b)).
(iv)    The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof (other than, after the Availability Period, amendments to any outstanding Letter of Credit that do not increase or extend such Letter of Credit and with respect to which the Lender would be obligated to issue such Letter of Credit in its amended form under the terms hereof but for the expiration of the Availability Period), or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Credit Party delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Credit Party. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Lender, by personal delivery or by any other means acceptable to the Lender. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least three Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Approved LC Account Party for whose account such Letter of Credit is to be issued: (C) the amount and currency thereof; (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) whether such Letter of Credit shall be issued under the rules of the ISP or the UCP; and (I) such other matters as the Lender may reasonably require. Additionally, the applicable Credit Party shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Facility Documents, as the Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Lender may reasonably require. Additionally, the Company and the applicable Credit Party, if any, shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may reasonably require.
(ii)    Unless one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of the applicable Approved LC Account Party or Credit Party, or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender’s usual and customary business practices.

(iii)    If a Credit Party so requests in any applicable Letter of Credit Application, the Lender shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof on a date that is not later than sixty (60) days prior to the then existing expiration date or such other date to be agreed upon at the time such Letter of Credit is issued (the “Non-Extension Notice Date”) in each such twelve-month period. A Credit Party shall not be required to make a specific request to the Lender for any such extension; provided, however, that the Lender shall not permit any such extension if (A) the Lender has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.01(a) or otherwise), unless otherwise approved by the Lender, or (B) it has received notice (which may be by telephone or in writing) from the applicable Credit Party on or before the day that is seven Business Days before the Non-Extension Notice Date directing the Lender not to permit such extension.
(c)    Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Lender shall notify the applicable Credit Party of the receipt of such Drawing Request and of the date the Lender will honor such request (each such date, an “Honor Date”). Not later than 2:00 p.m. on such Honor Date, the Company or the applicable Credit Party shall reimburse the Lender for the amount paid by the Lender in connection with such Drawing Request; provided that if the applicable Credit Party does not receive such notice before 10:00 a.m. on such Honor Date, such payment shall be made no later than 2:00 p.m. on the Business Day after the Honor Date together with, if applicable, interest as provided in Section 2.04. In the case of a Letter of Credit denominated in an Alternative Currency, the Company or the applicable Credit Party shall reimburse the Lender in such Alternative Currency, unless (A) the Lender (at its option) shall have specified in such notice that it will require reimbursement in U.S. Dollars, or (B) in the absence of any such requirement for reimbursement in U.S. Dollars, the applicable Credit Party shall have notified the Lender promptly following receipt of notice of drawing that it will reimburse the Lender in U.S. Dollars. In the case of any such reimbursement in U.S. Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Lender shall notify the applicable Credit Party of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in U.S. Dollars pursuant to the second sentence in this Section 2.01(c) and (B) the U.S. Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the Lender for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.

(d)    Obligations Absolute. The obligation of the Company and the applicable Credit Party to reimburse the Lender for each drawing under each Letter of Credit as to each Letter of Credit issued hereunder shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Facility Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising under any proceeding under any Debtor Relief Law unless the Lender was grossly negligent in making such payment;
(v)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Credit Party or in the relevant currency markets generally; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party.

(e)    Role of Lender. The Company and any applicable Credit Party agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Company and any applicable Credit Party hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company or such other Credit Party from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. Neither the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.01(d) or any consequence arising from causes beyond the control of the Lender; provided, however, that anything in such clauses to the contrary notwithstanding, after reimbursement for a drawing under a Letter of Credit, the Company or any applicable Credit Party may have a claim against the Lender, and the Lender may be liable to the Company and such Credit Party, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company or the Credit Party for whose account a Letter of Credit was issued which are determined to have been caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message (if accepted by the beneficiary), or via overnight courier or any other commercially reasonable means of communicating with a beneficiary.

(f)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Lender and the applicable Credit Party when a Letter of Credit is issued, the rules of the ISP or the UCP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Lender shall not be responsible to the Company or any other applicable Credit Party for, and the Lender’s rights and remedies against the Company or any other applicable Credit Party shall not be impaired by, any action or inaction of the Lender required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(g)    Letter of Credit Fees. The Company shall pay to the Lender, in U.S. Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the U.S. Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable for the periods ending after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, payable in quarterly arrears on the last day of each calendar quarter following the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein while any Event of Default exists, upon the request of the Lender, all Letter of Credit Fees shall accrue at the Default Rate. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(h)    Documentary and Processing Charges Payable to Lender. The Company shall pay directly to the Lender for its own account, in U.S. Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable upon the consummation of the event giving rise to such fees, costs or charges, and are nonrefundable.
(i)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(j)    Letters of Credit Issued for Credit Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Credit Party or other Subsidiary other than the Company, the Company shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of an Approved LC Account Party or a Credit Party inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Credit Parties.

2.02    Cash Collateralization Requirement.
(a)    Total Outstandings Exceeding Commitment.
(i)    During the Availability Period (and throughout any period in which Letters of Credit remain outstanding), if the Lender notifies the Company at any time that the Total Outstandings at such time exceed the Commitment then in effect (unless such excess is solely as a result of exchange rate fluctuations, in which case clause (a)(ii) of this Section 2.02 shall apply), then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the Letter of Credit Obligations in an amount equal to such excess; provided, however, that the Credit Party for whose account an outstanding Letter of Credit was issued (if not the Company) may Cash Collateralize the Letter of Credit Obligations with respect to such Letter of Credit in lieu of the Company Cash Collateralizing such Letter of Credit Obligations, and, in such event, such Cash Collateral shall be applied only to the Letter of Credit Obligations of such Credit Party.
(ii)    If at any time solely as a result of exchange rate fluctuations the Total Outstandings exceeds 105% of the Commitment then in effect, then, within two Business Days of receipt of notice from the Lender of such occurrence, the Company or the applicable Credit Party shall Cash Collateralize the Letter of Credit Obligations in an amount equal to such excess.
(b)    Mandatory Cash Collateral and Other Actions upon Change of Control. If a Change of Control shall be deemed to have occurred, the Lender, upon notice to the Company, may terminate the Commitment in which event the applicable Credit Party for whose account Credit Extensions were made to, and the Company and/or such Credit Party shall, no later than the fifteenth day following the date such notice is given to the extent of any outstanding Letters of Credit issued for the account of the Company or applicable Credit Party that have not been returned by the beneficiaries thereof and cancelled, provide Cash Collateral in an amount not less than the Minimum Collateral Amount.
2.03    Termination or Change of Commitment. Subject to Section 2.05(b) below, the Company may, upon notice to the Lender, terminate the Commitment, or from time to time reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment and (iv) the Company shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment. At any time prior to the Maturity Date, the Company may also, upon notice to the Lender, increase the amount of the Commitment following such reduction, so long as the amount of the Commitment does not exceed $500,000,000. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.04    Interest.
(a)    Interest on any Unreimbursed Amount and on any other amounts due and payable under any Facility Document shall, unless otherwise specifically provided, bear interest at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(b)    Accrued and unpaid interest (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.05    Commitment Fee and Early Termination Fee.
(a)    In addition to certain fees described in subsections (g) and (h) of Section 2.01 the Company shall pay to the Lender, a commitment fee (the “Commitment Fee”) in U.S. Dollars equal to the Applicable Rate times the average daily amount by which the Commitment exceeds the Total Outstandings. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable in quarterly arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, on the Maturity Date (and, if applicable, thereafter on demand). The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    If an Early Termination Event occurs, the Company agrees to pay to the Lender a fee (the “Early Termination Fee”) in the amount of $1,000,000.
2.06    Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Unreimbursed Amount from the Honor Date and on any other monetary Obligation hereunder for the day on which such other monetary Obligation hereunder is incurred, and shall not accrue on an Unreimbursed Amount or other monetary Obligation hereunder, or any portion thereof, for the day on which such Unreimbursed Amount or other monetary Obligation hereunder, or such portion, is paid. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.07    Evidence of Debt. The Credit Extensions shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Credit Parties and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Credit Parties hereunder to pay any amount owing with respect to the Obligations.

2.08    Payments Generally; Lender’s Clawback. All payments to be made by any Credit Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Credit Party hereunder shall be made to the Lender at its Lending Office in U.S. Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States. All payments received by the Lender after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Credit Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
2.09    Respective Obligations of Credit Parties. The Obligations of all Credit Parties (other than the Company) shall be several in nature. Notwithstanding anything to the contrary herein, no Credit Party (other than the Company) shall be obligated to pay any Obligations incurred by or for the benefit of the Company or any other Credit Party. Each Credit Party other than the Company shall be liable only for the obligations of, and Credit Extensions made to or for the account of, such Credit Party. The Company shall be liable for the obligations of, and Credit Extensions made to or for the account of, each other Credit Party, pursuant to the Company Guaranty provided in Article X.

2.10    Additional Credit Parties.
(a)    The Company may at any time, upon not less than 10 Business Days’ notice from the Company to the Lender (or such shorter period as may be agreed by the Lender in its sole discretion) designate any Approved LC Account Party (an “Applicant Credit Party”) as a Credit Party hereunder by delivering to the Lender a duly executed notice and agreement in substantially the form of Exhibit C (a “Credit Party Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Credit Party becoming entitled to utilize the letter of credit facilities provided for herein the Lender shall have received such supporting resolutions, incumbency certificates, opinions of counsel, required consents, approvals, documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, and other documents or information, in form, content and scope reasonably satisfactory to the Lender, as may be required in its reasonable discretion. If the Lender determines that an Applicant Credit Party shall be entitled to become a Credit Party hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel, required consents, approvals and other documents or information, the Lender shall promptly send a notice in substantially the form of Exhibit D (a “Credit Party Notice”) to the Company specifying the effective date upon which the Applicant Credit Party shall constitute a Credit Party for purposes hereof, whereupon the Lender shall issue Letters of Credit on behalf of such Credit Party hereunder, on the terms and conditions set forth herein, and such Applicant Credit Party shall be a Credit Party for all purposes of this Agreement; provided that no Letter of Credit Application may be submitted by or on behalf of such Credit Party until the date two Business Days after such effective date. Notwithstanding anything to the contrary contained in the foregoing, in no event shall the Lender be required to make Credit Extensions to an entity that becomes a Credit Party, or to permit Letters of Credit to be issued on behalf of an entity that becomes a Credit Party, that is organized in a jurisdiction that Lender is prohibited from lending into by law, rule, regulation or commercially reasonable internal policy.
(b)    Each Approved LC Account Party that is or becomes a Credit Party pursuant to this Section 2.10 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Facility Documents, including (i) the giving and receipt of notices, the making of any payments required hereunder and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Credit Parties, or by each Credit Party acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Credit Party joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Credit Party.

(c)    The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Lender (or such shorter period as may be agreed by the Lender in its sole discretion), terminate a Credit Party’s status as such, provided that there are no outstanding Letters of Credit issued on behalf of such Credit Party, Unreimbursed Amounts outstanding on behalf of such Credit Party, or other amounts payable by such Credit Party on account of any Letters of Credit issued for its account, as of the effective date of such termination.
2.11    Cash Collateral.
(a)    Certain Credit Support Events. In addition to the requirements to provide Cash Collateral pursuant to Sections 2.01, 2.02 and 8.02, on the Maturity Date, if any Letter of Credit remains outstanding for any reason the Company shall (or shall cause the applicable Credit Party to) provide Cash Collateral in an amount not less than the Minimum Collateral Amount. The Lender may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations to the extent required under Section 2.02(a)(ii).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Lender in the name of the Company for the benefit of the Lender. The Company and each other Credit Party providing Cash Collateral hereunder hereby grants to (and subjects to the control of) the Lender, and agrees to maintain, a first priority security interest in, and right of setoff against, all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto. If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Lender, provide (or cause another Credit Party to provide) to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.11 or Sections 2.01, 2.02, or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations and other Obligations for which the Cash Collateral was so provided, prior to any other application of such property to any other Obligations.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to secure Letter of Credit Obligations shall be released promptly following (i) the elimination of the Letter of Credit Obligations giving rise thereto or (ii) the Lender’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.11 may be applied to such other Obligations of the Credit Party providing such Cash Collateral as the Lender may determine in its sole discretion), and (y) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated exposure or other obligations of the Credit Party providing such Cash Collateral.

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable Credit Party) require the deduction or withholding of any Tax from any such payment by a Credit Party, then the Credit Party shall be entitled to make such deduction or withholding, and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. If such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications. The Company shall, and does hereby, indemnify the Lender, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability shall be delivered to the Company by the Lender and shall be conclusive absent manifest error (so long as such certificate is prepared in a commercially reasonable manner in accordance with applicable Law).

(d)    Tax Forms. The Lender shall from time to time hereafter upon the reasonable request of the Company, provide to the Company a properly completed and duly executed IRS Form W-8ECI, Form W-8BEN or W-8BEN-E (accompanied by, in the case of the Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, a certificate to the effect that the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Portfolio Interest Certificate”)), Form W-8IMY (accompanied by IRS Form W-8ECI, IRS Form W-8BEN, Form W-8BEN-E, a U.S. Portfolio Interest Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable), or other applicable form, certificate or document prescribed by the IRS or the United States certifying that the Lender is entitled to an exemption from United States withholding tax under an applicable statute or tax treaty (a “Certificate of Exemption”). If a payment made to the Lender under this Agreement would be subject to United States federal withholding taxes imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Company, at the time or times prescribed by Law and at such time or times reasonably requested by the Company, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with their applicable obligations under FATCA, to determine that the Lender has or has not complied with the Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments to FATCA after the date of this Agreement.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Company or any other Credit Party to a Governmental Authority pursuant to this Section 3.01, such Credit Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)    Treatment of Certain Refunds. If any party has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.
3.02    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan, requirement or insurance charge) against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;
(ii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes and (B)  Excluded Taxes) on its letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to the Lender of issuing, continuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of Letter of Credit Obligations, interest or any other amount), then, upon request of the Lender, the Company will pay (or cause the applicable Credit Party to pay) to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered; provided, however, that the Credit Parties shall not be obligated to pay any such compensation unless the

Lender also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.02(a).
(b)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its Lending Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay (or cause the applicable Credit Party to pay) to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered; provided, that the Credit Parties shall not be obligated to pay any such compensation unless the Lender also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.02(b).
(c)    Certificate for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Credit Party to pay) the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that no Credit Party shall be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.03    Mitigation Obligations. To the extent reasonably possible, the Lender shall use reasonable efforts to designate an alternative branch or funding office with respect to its Letters of Credit, if, in the reasonable judgment of the Lender, such designation (i) would eliminate or reduce any liability of the Company under Section 3.01 or 3.02 and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Company and any applicable Credit Party agrees to pay (or to case the applicable Credit Party to pay) all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with any such designation.

3.04    Survival. The obligations of each Credit Party under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.
Article IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Closing Date. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
(a)    the Lender’s receipt of (i) executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Company and (ii) the Disclosure Letter, in form and substance to the Lender in its sole discretion;
(b)    the Lender’s receipt of a customary certificate duly executed by an authorized officer of the Company, attaching (i) a copy of the articles of incorporation of the Company duly certified by the Secretary of State of the State of Missouri as of a recent date; (ii) a copy of the by-laws of the Company, duly certified by an authorized officer of the Company as being in full force and effect; (iii) a copy of the Company’s resolutions certified by an authorized officer of the Company authorizing the Company to enter into the transactions contemplated by the Facility Documents to which the Company is a party, including, without limitation, requesting the issuance of Letters of Credit as contemplated hereunder from the Lender in the aggregate amount contemplated hereunder, and evidencing the authority of the officer(s) named therein to sign the Facility Documents and such other documents on behalf of the Company as the Lender shall require; (iv) a certificate of incumbency and specimen signatures of the authorized signers of the Facility Documents issued by the secretary or assistant secretary of the Company; and (v) a certificate of good standing duly certified by the Secretary of State of the State of Missouri;
(c)    the Lender’s receipt of favorable opinions of the Company’s in-house counsel and of special external counsel to the Company, addressed to the Lender, as to such matters concerning the Company and the Facility Documents, as the Lender may reasonably request, including the enforceability of the Facility Documents, in form and substance reasonably satisfactory to the Lender;
(d)    the Lender’s receipt of a certificate of a Responsible Officer of the Company stating that no governmental consent, license or approval is required in connection with the execution, delivery and performance by the Company of this Agreement and other Facility Documents;
(e)    the representations and warranties of (i) the Credit Parties contained in Article V and (ii) each Credit Party contained in each other Facility Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all respects on and as of the Closing Date;
(f)    the Lender’s receipt payment in full of all fees and expenses invoiced and due to the Lender in connection with this Agreement and the other Facility Documents;
(g)    the Lender’s receipt of the Audited Financial Statements and the quarterly consolidated balance sheet of the Company and its Consolidated Subsidiaries for each fiscal quarter of the current fiscal year for which such statements have been publically filed with the SEC, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Consolidated Subsidiaries, including the notes thereto;

(h)    since the date of the Audited Financial Statements, there shall have been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect;
(i)    no Default shall exist; and
(j)    the Lender’s receipt of such other documents, instruments or agreements as the Lender shall reasonably request.
The satisfaction of the conditions precedent specified in this Section 4.01 and the effectiveness of this Agreement shall be confirmed by the Lender to the Company upon satisfaction.
4.02    Conditions to all Credit Extensions. The obligation of the Lender to make any Credit Extension is subject to the following conditions precedent (in addition to the satisfaction of the conditions precedent set forth in Section 4.01 as of the Closing Date):
(a)    The representations and warranties of (i) the Credit Parties contained in Article V (other than Section 5.06) and (ii) each Credit Party contained in each other Facility Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date. For purposes of this Section 4.02, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01;
(b)    No Default shall exist, or would result from such proposed Credit Extension;
(c)    The Lender shall have received a Letter of Credit Application in accordance with the requirements hereof; and
(d)    In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or exchange controls which in the reasonable opinion of the Lender would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.
Each Letter of Credit Application submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
Article V
REPRESENTATIONS AND WARRANTIES
Each Credit Party represents and warrants to the Lender that:

5.01    Existence, Qualification and Power. Each Credit Party and its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Facility Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Facility Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Material Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Facility Document.
5.04    Binding Effect. This Agreement has been, and each other Facility Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Facility Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
5.05    Financial Statements. The Audited Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (b) fairly present, in all material respects, the financial condition of the Company and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (c) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

5.06    Litigation. Except as disclosed in the Company’s Annual Report on Form 10‑K for the period ending December 31, 2017, as filed with the SEC, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Facility Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
5.07    No Default. Neither any Credit Party nor any Subsidiary (excluding any Non-Recourse Subsidiary) is in default under or with respect to any Contractual Obligation the breach of which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing.
5.08    Ownership of Property; Liens. Each of the Company and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
5.09    Burdensome Provisions. Neither such Credit Party nor any Subsidiary is a party to or bound by any Contractual Obligation or Law, compliance with which is reasonably likely to have a Material Adverse Effect.
5.10    Pari Passu Status. The Obligations of such Credit Party to the Lender under the Facility Documents will at all times rank at least pari passu in priority of payment with all of such Credit Party’s other unsecured Indebtedness.
5.11    Taxes. The Company, each other Credit Party, each Material Subsidiary and each Domestic Subsidiary have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, except for failures in respect of any of the foregoing which, singly or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12    ERISA Compliance.
(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such tax-qualified status.
(b)    There are no pending or, to the knowledge of a Responsible Officer of the Company, threatened in writing, claims, actions or lawsuits or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. To the knowledge of a Responsible Officer of the Company, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)    No ERISA Event has occurred and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(d)    The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Company or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, would not reasonably be expected to have a Material Adverse Effect.

5.13    Subsidiaries. The Disclosure Letter sets forth, as of the Closing Date, all of the Subsidiaries, their jurisdictions of incorporation or organization and the percentages of the various classes of their Equity Interests owned by such Credit Party and indicates which Subsidiaries are Consolidated Subsidiaries. Such Credit Party or another Subsidiary of the Company, as the case may be, has the unrestricted right to vote, and (subject to limitations imposed by Law) to receive dividends and distributions on, all Equity Interests indicated in the Disclosure Letter as owned by such Credit Party or such Subsidiary of the Company. Except as provided in the Disclosure Letter, all such Equity Interests have been duly authorized and issued and are fully paid and non-assessable.

5.14    Margin Regulations; Investment Company Act.
(a)    No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock except in compliance with the provisions of the regulations of the FRB. If requested by the Lender, each Credit Party will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, as referred to in Regulation U.
(b)    None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. The Company has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The written reports, financial statements, certificates (including any Beneficial Ownership Certification), other written information or other information transmitted orally during a formal presentation furnished by or on behalf of any Credit Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Facility Document (in each case, as modified or supplemented by other information so furnished) taken as a whole do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made (it being understood that such projected information may vary from actual results and that such variances may be material).
5.16    Compliance with Laws. Each Credit Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.17    Taxpayer Identification Number; Other Identifying Information. The true and correct taxpayer identification number of the Company and each Credit Party that is a party hereto on the Closing Date is set forth in the Disclosure Letter. The true and correct unique identification number of each Credit Party that does not have a taxpayer identification number and is a party hereto on the Closing Date is set forth in the Disclosure Letter.

5.18    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the best knowledge of the Responsible Officers of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the best knowledge of the Responsible Officers of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Letter of Credit, use of proceeds or, to the best knowledge of the Company’s Responsible Officers, other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
5.19    Plan Assets; Prohibited Transactions. The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Company is not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.
Article VI
AFFIRMATIVE COVENANTS
So long as the Lender shall have any Commitment hereunder, any Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01    Financial Statements    . Cause each Credit Party to deliver to the Lender, in form and detail satisfactory to the Lender:
(a)    as soon as available, but in any event within 75 days after the end of each fiscal year of the Company (commencing with the fiscal year ended December 31, 2017), a consolidated balance sheet of the Company as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended June 30, 2017), a consolidated balance sheet of the Company as of the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02    Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2017, a duly completed Compliance Certificate signed by the president, chief financial officer, controller or treasurer of the Company;
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;
(c)    promptly, and in any event within five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;
(d)    on or promptly after any time at which the Company or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance satisfactory to the Lender; and
(e)    promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary, or compliance with the terms of the Facility Documents (including information required by the Beneficial Ownership Regulations), as the Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.02; provided that the Company shall notify the Lender (by facsimile or electronic mail) of the posting of any such documents.

6.03    Notices. Promptly notify the Lender:
(a)    of the occurrence of any Default or Event of Default;
(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any material ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by the Company;
(e)    any reduction in the rating given by any nationally recognized rating agency to any securities issued by such Credit Party or any of its Subsidiaries (including any change in the Credit Rating);
(f)    any Change of Control being deemed to have occurred;
(g)    any change provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (but only to the extent that the Beneficial Ownership Regulation changes after the date hereof to require the Company to complete the Beneficial Ownership Certification); and
(h)    any change in the Company’s fiscal year.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Facility Document that have been breached.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all material lawful claims which, if unpaid, would by Law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and except to the extent that the failure to pay any such Indebtedness would not constitute a Default hereunder.

6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and tangible property necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance. Maintain insurance with responsible insurance companies against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by Law.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.09    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
6.10    Inspection Rights. Subject to compliance with applicable data protection and privacy Laws applicable to any Credit Party, permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided, however, (a) unless an Event of Default exists, such visits and inspections shall occur not more frequently than one time in any calendar year, and (b) that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.11    Use of Proceeds. Use the proceeds of the Credit Extensions to support obligations of an Approved LC Account Party or a Credit Party under its insurance and reinsurance policies.
6.12    Approvals and Authorizations; Enforceability. (a) Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Facility Documents and (b) take all actions (including obtaining or making, as the case may be, and maintaining in full force and effect all consents and approvals) that are required so that its obligations under the Facility Documents will at all times be legal, valid and binding and enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally.
Article VII
NEGATIVE COVENANTS
So long as the Lender shall have any Commitment hereunder, any Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens. Notwithstanding this Section 7.01, if any Lien that is not a Permitted Lien shall be created or arise, the Obligations of such Credit Party under the Facility Documents shall automatically be secured by such Lien equally and ratably with the other Indebtedness secured thereby, and the holder of such other Indebtedness, by accepting such Lien, shall be deemed to have agreed thereto and to share with the Lender, on that basis, the proceeds of such Lien, whether or not the Lender’s security interest shall be perfected, provided further, however, that notwithstanding such equal and ratable securing and sharing, the existence of such Lien shall constitute a Default by such Credit Party in the performance or observance of this Section 7.01.
7.02    Guaranties. Create, incur, assume or suffer to exist any Guaranties, except:
(a)    Existing Guaranties, including the Company Guaranty;
(b)    Permitted Guaranties; and
(c)    other Guaranties of the Company or any Subsidiary; provided that both prior to, and after giving effect to the execution and delivery of such Guaranty, no Default would exist.

7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Facility Documents, including the Company Guaranty; and
(b)    other Indebtedness of the Company or any Subsidiary; provided that both prior to, and after giving effect to, the incurrence of such Indebtedness, no Default would exist or result therefrom.
7.04    Merger or Consolidation. Merge, dissolve, liquidate or consolidate with or into any Person, except that, if after giving effect thereto no Event of Default would exist, this Section 7.04 shall not apply to (a) any merger or consolidation of the Company with any one or more Persons, provided that the Company shall be the continuing Person, (b) any merger or consolidation of a Subsidiary of the Company with one or more Persons (other than the Company or any other Subsidiary), provided that, (i) if the Subsidiary is a Credit Party, such Credit Party shall be the continuing Person and (ii) if such Subsidiary is a Wholly Owned Subsidiary, the continuing Person shall, after giving effect to such merger or consolidation, be a Wholly Owned Subsidiary, (c) any merger or consolidation of any Subsidiary with the Company or any one or more other Subsidiaries, provided that, if either such Subsidiary is a Wholly Owned Subsidiary, the continuing Person shall, after giving effect to such merger or consolidation, be a Wholly Owned Subsidiary, (d) any sale or other transfer of the capital stock or Equity Interest of any Subsidiary to the Company or to any Wholly Owned Subsidiary and (e) the liquidation, winding-up or dissolution of any Subsidiary that is not a Material Subsidiary or a Credit Party.
7.05    Dispositions. Sell, lease, license, transfer or otherwise dispose of, in a single transaction or a series of transactions, all or substantially all of the assets of the Company or any Material Subsidiary, provided that this Section 7.05 shall not apply to (a) the sale or transfer of assets pursuant to the securitization (or other similar transactions entered into in the ordinary course of business) of such assets pursuant to an Alternative Reserve Agreement or (b) any sale or other transfer of the capital stock or Equity Interest of any Subsidiary to the Company or any Wholly Owned Subsidiary.
7.06    Restricted Payments. Declare or make any Restricted Payment except that (a) any Credit Party may declare and pay dividends or interest in respect of any Hybrid Securities and Preferred Securities if, at the time of and after giving effect to such Restricted Payment, no Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing, (b) a Credit Party may make Restricted Payments to another Credit Party (whether directly or indirectly through another Subsidiary), and (c) a Credit Party may make any other Restricted Payments if, at the time of and after giving effect to such Restricted Payment, no Default shall have occurred and be continuing. This Section 7.06 shall not prohibit the payment of a dividend that constitutes a Restricted Payment if such Restricted Payment is made within 45 days of the declaration thereof provided such Restricted Payment was not prohibited by this Section 7.06 at the time of its declaration.

7.07    Issuance or Disposition of Equity Interests. Permit any Credit Party (other than the Company) or any Material Subsidiary to issue any of its Equity Interests or sell, transfer or otherwise dispose of any Equity Interests of any Credit Party (other than the Company) or Material Subsidiary to the extent that such issuance, sale, transfer or other disposition would result in such Credit Party or Material Subsidiary ceasing to be a Wholly Owned Subsidiary.
7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Company and any of its Wholly Owned Subsidiaries or between and among any Wholly Owned Subsidiaries and (b) any such other transactions, payments or transfers with or to Affiliates as would not reasonably be expected to have a Material Adverse Effect.
7.09    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Facility Document) that  limits the ability of any Subsidiary (other than Special Subsidiaries or Subsidiaries, other than Material Subsidiaries, formed or utilized in connection with an Alternative Reserve Agreement, so long as such Alternative Reserve Agreement has been entered into to finance the regulatory or operational requirements of an Insurance Company and not a Risk Counterparty) to make Restricted Payments to the Company, to the extent such limitation would have a Material Adverse Effect.
7.10    Financial Covenants.
(a)    Consolidated Net Worth. Permit its Consolidated Net Worth, calculated as of the last day of each fiscal quarter, to be less than $5,306,000,000.
(b)    Ratio of Consolidated Indebtedness to Total Capitalization. Permit Consolidated Indebtedness, calculated as of the last day of each fiscal quarter, to exceed 35% of the sum of (i) Consolidated Indebtedness plus (ii) Adjusted Consolidated Net Worth.
7.11    Line of Business; Acquisitions. (a) Engage in any material line of business other than in substantially the same fields as the businesses conducted by the Credit Parties and their Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or representing a reasonable expansion thereof or (b) make material acquisitions of any businesses that are not in substantially the same fields as the business conducted by the Credit Parties and their Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

7.12    Use of Proceeds. Request any Letter of Credit, or use, (or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use) the proceeds of any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to the Lender, or, that to the best knowledge of the Company, would result in the violation of any Sanctions or Anti-Corruption Laws applicable to the Company or any of its Subsidiaries.
Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. (i) Any amount of principal of or interest on any Letter of Credit Obligation is not paid when and as required to be paid herein or (ii) any fee due hereunder, or any other amount payable hereunder or under any other Facility Document is not paid within five days after the same becomes due; or
(b)    Specific Covenants. The Company (i) fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) (Notices), 6.05 (Preservation of Existence), 6.11 (Use of Proceeds) or Article VII (Negative Covenants); or (ii) fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01 (Financial Statements), 6.02 (Certificates; Other Information) or 6.10 (Inspection Rights) and such failure continues for five Business Days after the earlier of (A) a Responsible Officer of the Company having knowledge of, or should reasonably have obtained knowledge of, such failure or (B) the Lender giving the Company notice of such failure; or
(c)    Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Facility Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) a Responsible Officer of such Credit Party having knowledge of such failure, or (ii) the Lender giving the Company notice of such failure; or
(d)    Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Company or any other Credit Party herein, in any other Facility Document shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Acceleration.
(i)    The Company or any Subsidiary (other than a Non‑Recourse Subsidiary):
(A)    fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Specified Indebtedness or
(B)    fails to observe or perform any other agreement or condition relating to any such Specified Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and, in either event, the effect of which default or other event is to cause, (i) such Specified Indebtedness which does not constitute a Guarantee to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or (ii) such Specified Indebtedness which constitutes a Guarantee to become payable or cash collateral in respect thereof to be demanded, and in any such case, such failure shall continue after the end of any applicable grace period for such payment; or

(f)    Insolvency Proceedings, Etc.
(i)    The Company and any other Credit Party or any Material Subsidiary (other than any Non-Recourse Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(ii)    Any Applicable Insurance Regulatory Authority shall commence a case or other proceeding against the Company, any other Credit Party or any Material Subsidiary (other than a Non-Recourse Subsidiary) seeking the appointment of a trustee, receiver, custodian, administrator, liquidator or the like of such Credit Party or any such Subsidiary, or of all or substantially all of the assets, domestic or foreign, of such Credit Party or any such Subsidiary, or an order granting the relief requested in such case or proceeding against such Credit Party or any Subsidiary (other than a Non-Recourse Subsidiary) shall be entered; or
(g)    Inability to Pay Debts; Attachment. (i) The Company, any other Credit Party or any Material Subsidiary (other than any Non-Recourse Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against the Company, any other Credit Party or any Material Subsidiary (other than any Non-Recourse Subsidiary), (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $175,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $175,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $175,000,000; or
(j)    Invalidity of Facility Documents. Any material provision of any Facility Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Facility Document; or any Credit Party denies that it has any or further liability or obligation under any material provision of any Facility Document, or purports to revoke, terminate or rescind any material provision of any Facility Document;
(k)    Wholly Owned Subsidiaries. Any Credit Party (other than the Company) or any Material Subsidiary shall cease to be a Wholly Owned Subsidiary of the Company; or
(l)    Company Guaranty. If the Company Guaranty ceases to be in full force and effect, enforceable in accordance with its terms for any reason or the Company shall deny or disaffirm its liability under or with respect to the Company Guaranty.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a)    declare the Commitment of the Lender and the obligation of the Lender to make Credit Extensions to be terminated, whereupon such Commitment and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Obligations, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Facility Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties;
(c)    require that the Company Cash Collateralize (or cause the applicable Credit Party to Cash Collateralize) the Letter of Credit Obligations (in an amount equal to the then Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself all rights and remedies available to it under the Facility Documents;
provided, however, that upon the occurrence of any Event of Default specified in Section 8.01(f) or an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code of the United States or under any other Debtor Relief Law, the obligation of the Lender to make Credit Extensions shall automatically terminate, the unpaid principal amount of all Obligations and interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash

Collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.
Article IX
MISCELLANEOUS
9.01    Waiver; Amendments. No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by the Lender and the Company.
9.02    Notices.
(a)    Except as otherwise specified herein, all notices hereunder and under the other Facility Documents shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address, facsimile number or email address set forth on Schedule 9.02, or such other address, facsimile number or email address as such party may hereafter specify by notice to the Lender and the Company given by nationally recognized overnight courier, by United States certified or registered mail, first class postage prepaid, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.
(b)    Each such notice, request or other communication shall be effective (i) if given by facsimile, when such telecopy is transmitted to the facsimile number specified in this and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses (or email addresses) specified in this Section 9.02; provided that any notice given pursuant to Section 2.02 shall be effective only upon receipt.
9.03    No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

9.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Facility Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any outside counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Facility Documents, including its rights under this Section, or (B) in connection with the Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b)    Indemnification by the Company. The Company shall indemnify the Lender, and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Facility Documents, (ii) any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any environmental liability related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Credit Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Facility Document, if the Company or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(e)    Survival. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.
9.05    Payments Set Aside. To the extent that any payment by or on behalf of any Credit Party is made to the Lender or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
9.06    Assignments.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except to an assignee in accordance with the provisions of subsection (b) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).
(b)    Assignments. The Lender may assign all or any fraction of the Lender’s Obligations and Commitment; provided that (i) so long as no Event of Default has occurred and is continuing, the Lender shall have obtained the prior written consent of the Company to any such assignment, which consent, in the case of an assignment to an Affiliate of the Lender with a credit rating not less than the credit rating of the assigning Lender at such time, shall not be unreasonably withheld or delayed, and (ii) such assignee is a NAIC Approved Bank. From and after the date on which the conditions described above have been met, (1) such assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such assignee, shall have the rights and obligations of the Lender hereunder, and (2) the assignor, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder (and, in the case of an assignment of its Commitment and all of its Letters of Credit, shall cease to be the Lender (but shall continue to have all rights and obligations under provisions hereof which by their terms survive the termination hereof)). Any attempted assignment and delegation not made in accordance with this Section 9.06(b) shall be null and void. Notwithstanding the foregoing provisions of this Section 9.06 or any other provision of this Agreement, the Lender may at any time assign any portion of its rights under this Agreement to the Federal Reserve Bank or any central bank; provided that no such assignment shall release the Lender from any of its obligations hereunder.

9.07    Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, service providers, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or supervisory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the NAIC and bank examiners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee or prospective assignee of any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Lender may disclose this existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Facility Documents and the Commitments hereunder.
For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
The Lender acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Facility Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Facility Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Company promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
9.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Facility Document, the interest paid or agreed to be paid under the Facility Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the underlying Obligations or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10    Counterparts; Integration; Effectiveness; Electronic Execution of Assignments and Certain Other Documents
(a)     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)     The words “execution,” “signed,” “signature,” and words of like import in any assignment agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
9.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Facility Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
9.12    Severability. If any provision of this Agreement or the other Facility Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Facility Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FACILITY DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN WRITING IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.14    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Facility Document), each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between such Credit Party and its Affiliates, on the one hand, and the Lender, on the other hand, (ii) such Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Facility Documents; (b) (i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Credit Party or any of its Affiliates, or any other Person and (ii) the Lender has no obligation to such Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Facility Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Credit Party and its Affiliates, and the Lender has no obligation to disclose any of such interests to any Credit Party or its Affiliates. Each of the Credit Parties hereby agrees not to assert any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
9.16    NAIC Approved Bank. The Lender represents that as of the date hereof it is an NAIC Approved Bank. The Lender agrees that (a) it will provide immediate notice to the Company if the Lender (i) no longer is a NAIC Approved Bank or (ii) receives any notification that it (at that time or in the future) will no longer be a NAIC Approved Bank, and (b) it will use commercially reasonable efforts to, at all times during the effectiveness of this Agreement, make such filings and notifications as may be required in order for it to be eligible to be an NAIC Approved Bank.

9.17    USA PATRIOT Act Notice. The Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow the Lender to identify such Credit Party in accordance with the Act. The Company shall, or shall cause the applicable Credit Party to, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
9.18    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Facility Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to the Lender hereunder or under the other Facility Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under applicable Law).
9.19    ENTIRE AGREEMENT. THIS AGREEMENT, AS AMENDED BY THE FIRST AMENDMENT, AND THE OTHER FACILITY DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
9.20    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding between the Lender and any Credit Party, each of the Lender and each Credit Party acknowledges that any liability of any EEA Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Article X
CONTINUING COMPANY GUARANTY
10.01    Guaranty. The Company hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Guaranteed Credit Parties to the Lender, arising hereunder and under the other Facility Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof). The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error. This Company Guaranty (this “Company Guaranty”) shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Company under this Company Guaranty, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02    Rights of Lender. Solely in its capacity as Guarantor hereunder and not as a borrower or in any other capacity, the Company consents and agrees that the Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Company Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Company under this Company Guaranty or which, but for this provision, might operate as a discharge of the Company.
10.03    Certain Waivers. Solely in its capacity as Guarantor hereunder and not as a borrower or in any other capacity, the Company waives (a) any defense arising by reason of any disability or other defense of the Guaranteed Credit Parties or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of any Guaranteed Credit Party; (b) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of the Guaranteed Credit Parties; (c) the benefit of any statute of limitations affecting the Company’ liability hereunder; (d) any right to proceed against any of the Guaranteed Credit Parties, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Lender; and (f) to the fullest extent permitted by Law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. The Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Company Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided in Section 9.13 above, this Company Guaranty shall be governed by, and construed in accordance with, the Laws of the State of New York.
10.04    Obligations Independent. The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Company Guaranty whether or not any Guaranteed Credit Party or any other person or entity is joined as a party.
10.05    Subrogation. The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Company Guaranty until all of the Obligations and any amounts payable under this Company Guaranty have been indefeasibly paid and performed in full and the Commitment is terminated. If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of the Obligations, whether matured or unmatured.

10.06    Termination; Reinstatement. This Company Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Company Guaranty are indefeasibly paid in full in cash and the Commitment with respect to the Obligations are terminated. Notwithstanding the foregoing, this Company Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Guaranteed Credit Party or the Company is made, or the Lender exercises its right of setoff in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender is in possession of or have released this Company Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this paragraph shall survive termination of this Company Guaranty.
10.07    Subordination. The Company hereby subordinates the payment of all obligations and indebtedness of any Guaranteed Credit Party owing to the Company, whether now existing or hereafter arising, including but not limited to any obligation of any Guaranteed Credit Party to the Company as subrogee of the Lender or resulting from the Company’s performance under this Company Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Lender so requests, any such obligation or indebtedness of any Guaranteed Credit Party to the Company shall be enforced and performance received by the Company as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Obligations, but without reducing or affecting in any manner the liability of the Company under this Company Guaranty.
10.08    Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or any Guaranteed Credit Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Lender.
10.09    Condition of Guaranteed Credit Parties. The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each other Guaranteed Credit Party and any other guarantor such information concerning the financial condition, business and operations of each Guaranteed Credit Party and any such other guarantor as the Company requires, and that the Lender does not have any duty, and the Company is not relying on the Lender at any time, to disclose to the Company any information relating to the business, operations or financial condition of each Guaranteed Credit Party or any other guarantor (the Company waiving any duty on the part of the Lender to disclose such information and any defense relating to the failure to provide the same).
Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED, as the Company and as the Guarantor
By: ___________________________________
    Jeffrey A. Boyer
Vice President and Assistant Treasurer

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as the Lender
By:
Name:
Title:
By:
Name:
Title: